Exhibit 99.2

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	June 30, 2005	June 30, 2004
Net revenues	$323,378	$339,012
Cost of sales	155,424	159,259

Gross profit	167,954	179,753

Operating expenses:
Research and development	25,087	21,495
Selling, general and administrative	71,302	57,746
Litigation, net	12,000	(25,985)

Total operating expenses	108,389	53,256

Earnings from operations	59,565	126,497

Other income, net	5,556	686

Earnings before income taxes	65,121	127,183
Provision for income taxes	22,206	45,150

Net earnings	$42,915	$82,033

Earnings per common share:
Basic	$0.16	$0.31

Diluted	$0.16	$0.30

Weighted average common shares:
Basic	269,445	268,553

Diluted	273,262	275,409

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2005	March 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$342,833	$137,733
Marketable securities	543,929	670,348
Accounts receivable, net	269,121	297,334
Inventories	261,123	286,267
Other current assets	149,689	136,770

Total current assets	1,566,695	1,528,452
Non-current assets	620,336	607,221

Total assets	$2,187,031	$2,135,673

Liabilities:
Current liabilities	$264,102	$245,507
Non-current liabilities	42,802	44,230

Total liabilities	306,904	289,737
Total shareholders’ equity	1,880,127	1,845,936

Total liabilities and shareholders’ equity	$2,187,031	$2,135,673